LOGO
MACDERMID  INCORPORATED  NEWSLINE
WATERBURY,  CT  06720-9984
TEL  (203)  575-5700
OFFICES  LOCATED  WORLDWIDE.

                             WATERBURY, CONNECTICUT
                                NOVEMBER 28, 2001
                              FOR IMMEDIATE RELEASE


     MacDermid announced today that it has voluntarily resolved both the pending environmental investigation by the U.S. Attorney for the District of Connecticut and the civil litigation which was filed on behalf of the Connecticut Department of Environmental Protection in July of 1999.

     As to the federal investigation, the Company learned in 1997 that several employees at its Huntingdon Avenue Facility had engaged in practices that may have resulted in reporting results which were not representative of the Company's sewer discharge. The Company immediately terminated the practices and voluntarily reported its findings to the U.S. Attorney. As a result, two former employees of the Company individually pled guilty in January 2001 to criminal charges relating to their conduct. Now the Company has agreed to resolve the issues raised by the conduct of these employees by pleading guilty to violating the Clean Water Act in the employees' submission of unrepresentative samples of the Company's discharge on four occasions in 1996 to 1997. The Company will pay a fine of $2 million (to be paid in 6 quarterly installments without interest), be placed on probation for two years, submit to an environmental audit and make a donation of $1 million to the United Way of Waterbury.

     Immediately upon discovery of the conduct, the Company terminated it and engaged systems that ensured that it would not recur. The Company voluntarily self-disclosed the issue and terminated two of the responsible employees. Based upon Company records, the Company believes that no environmental harm was caused.

     The Company has also voluntarily resolved the civil lawsuit brought on behalf of the Connecticut D.E.P. alleging certain permit violations as well as procedural, notification and other requirements of Connecticut's regulations. The Company has agreed to resolve this matter in exchange for payments of a civil penalty in the amount of $500,000 (payable in installments without interest), a donation of $475,000 to the Naugatuck River Watershed Fund and a $75,000 supplemental environment project. In addition the Company has agreed to perform certain environmental audits and other environmentally related actions. The Company believes that none of the actions alleged in the lawsuit resulted in any environmental harm.

     The Company had established reserves in prior periods sufficient to cover all payments required by the settlements. As a result, the settlement payments will not affect the Company's reported earnings.

     Daniel H. Leever, Chairman and C.E.O. of MacDermid said, "It is better that these matters are finally behind us, after hanging over our heads for so many years.
Although we are very disappointed in the conduct of the employees involved, we would like to emphasize that the Company voluntarily reported and terminated the conduct immediately upon discovery. We also note that we believe no environmental damage was caused. The Company remains committed to conducting all of its operations in a safe and environmentally responsible manner."







                                        NYSE - MRD
                                   CUSIP  554273  10  2


November  28,  2001













This report and other Corporation reports and statements describe many of the positive factors affecting the Corporation's future business prospects. Investors should also be aware of factors which could have a negative impact on those prospects. These include political, economic or other conditions such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the business; competitive products, advertising, promotional and pricing activity; the degree of acceptance of new product introductions in the marketplace; technical difficulties which may arise with new product introductions; and the difficulty of forecasting sales at certain times in certain markets.